Exhibit A

Dominick’s Finer Foods, LLC

401(k) Retirement Plan for

Union Employees

Financial Statements as of and for the Years

Ended December 31, 2009 and 2008,

Supplemental Schedule as of December 31,

2009 and Report of Independent Registered

Public Accounting Firm

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-17

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2009:

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)	18

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2009 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/    Deloitte & Touche LLP

San Francisco, California

June 28, 2010

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2009 AND 2008

(In thousands)

	2009	2008
ASSETS:
Investments at fair value:
Investment in Safeway Inc. Defined Contribution Plans Master Trust (Note 3)	$136,449	$—
Mutual funds	—	20,265
Common/collective trusts	—	65,330
Safeway Inc. common stock	—	1,820
Participant loans	4,512	5,136

Total investments at fair value	140,961	92,551

Receivables:
Due from broker for securities sold (See Note 1)	—	29,776
Participant contributions	—	59
Interest and dividends receivable	—	52

Total receivables	—	29,887

Total assets	140,961	122,438

LIABILITIES	26	8

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	140,935	122,430
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,070	6,437

NET ASSETS AVAILABLE FOR BENEFITS	$142,005	$128,867

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(In thousands)

	2009	2008
ADDITIONS (REDUCTIONS):
Investment income (loss):
Plan’s interest in Safeway Inc. Defined Contribution Plans Master Trust investment income (Note 3)	$14,391	$—
Net appreciation (depreciation) in fair value of investments	—	(31,953)
Interest and dividends from investment securities	—	5,368
Interest from participant loans	331	392

Total investment income (loss)	14,722	(26,193)

Participant contributions	5,508	5,932
Rollover contributions	—	50

Total additions (reductions), net	20,230	(20,211)

DEDUCTIONS:
Benefits paid to participants	(7,030)	(11,778)
Administrative expenses	(62)	(134)

Total deductions	(7,092)	(11,912)

INCREASE (DECREASE) IN NET ASSETS	13,138	(32,123)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	128,867	160,990

End of year	$142,005	$128,867

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2009.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, LLC (the “Company”) union employees who have attained age 21 and completed one month of employment. The Company is a wholly-owned subsidiary of Safeway Inc. (“Safeway”), which sponsors the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). A portion of the Plan is designated as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock. The Safeway Benefits Plans Committee controls and manages the operation and administration of the Plan.

Contributions—Participants may elect to contribute between 1% and 18% of their eligible pay, up to a maximum contribution of $16,500 for 2009 and $15,500 for 2008, according to the Internal Revenue Code (the “Code”) limitations. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Code. There have been no employer contributions to the Plan.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan was Merrill Lynch through December 31, 2008. On January 1, 2009, J.P. Morgan Retirement Plan Services became the recordkeeper and JPMorgan Chase Bank, N.A. became the trustee of the Plan. As part of this transition, the Plan made changes to certain investment options for participants. At December 31, 2008, investments in BlackRock S&P 500 Index Fund, ING International Value Fund and GoalManager (Conservative, Moderate and Aggressive) were sold and automatically transferred to SSgA S&P 500 Index-F, American Funds EuroPacific Growth-R5 and BGI Lifepath funds, respectively. As a result of these investment option changes, investments were sold prior to year end, but did not settle until January 3, 2009; the Plan had a receivable for due from broker for securities sold of $29.8 million as of December 31, 2008.

In conjunction with this change the Plan entered into a master trust agreement. See Note 3.

Investment Options—Participants may direct their accounts in any one or combination of investment funds and Safeway Inc. common stock. The Plan’s current investment offerings include mutual funds, Safeway Inc. common stock, common collective trusts and guaranteed investment contracts. Participants may change their investment options on a daily basis.

Vesting—Participants are vested immediately in their contributions plus actual earnings thereon.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is adjusted for the participant’s contributions, income or loss thereon and withdrawals. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay up to $4 per month for administrative expenses. The benefit to which a participant is entitled is the value of the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed five years, except where the loan is used to purchase a primary residence, in which case the loan period may extend to 15 years. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the first business date of each month for loans processed in that week. Principal and interest payments are made through payroll deductions. Participants may make loan payments directly to the recordkeeper after termination of employment. Participants may only have one loan outstanding at a time and are charged a one-time $50 fee for the loan and a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2009 and 2008, there were 675 and 732 loans outstanding, respectively, with interest rates ranging from 4.25% to 10.5%.

Participant loans are held by the Plan outside of the Master Trust arrangement. The January 1, 2009 loan balance of $5.1 million decreased to $4.5 million at December 31, 2009 through repayments, net of new additions. The fair value measurement of these participant loans was considered a level 3 measurement for both 2009 and 2008.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s or participant and spouse’s life expectancies if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is less than $1,000, the participant must receive a lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although Safeway has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses. The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 3 for discussion of fair value measurements.

Participant loans (see Note 1) are carried at outstanding loan balances, plus accrued interest.

In accordance with the accounting guidance for reporting of fully benefit-responsive investment contracts held by defined-contribution health and welfare plans, the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits are presented on a contract value basis.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (the “Code”) limits.

Administrative Expenses—The Plan’s administrative expenses are either allocated to participant accounts or paid by the Plan’s sponsor.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 3, Note 4 and Note 6 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—The Plan invests in the Master Trust which utilizes various investment instruments, including common stock and mutual funds. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation.

New Accounting Standards to Be Adopted—In January 2010, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (ASU No. 2010-06), which amends Accounting Standards Codification (“ASC”) 820 (originally issued as FASB Statement No. 157, Fair Value Measurements), adding new disclosure requirements for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures. ASU No. 2010-06 is effective for periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The Plan is currently evaluating the impact ASU No. 2010-06 will have on the financial statements.

3.	MASTER TRUST FINANCIAL INFORMATION

Effective January 1, 2009, the Plan participates in a master trust arrangement with the Safeway Inc. Defined Contribution Plans Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

Use of the Master Trust permits the commingling of Plan assets with the assets of the Safeway 401(k) Plan & Trust, the Safeway 401(k) Savings Plan, and the Vons Companies, Inc. Pharmacists’ 401(k) Plan. Although assets of all four plans are commingled in the Master Trust, the Trustee maintains supporting records for each participating plan. The net investment income of the investment assets is allocated daily by the Trustee to each participating plan based on the relationship of the interest in each plan to the total of the interests of all four participating plans.

The following presents the investment securities of the Master Trust, and the Plan’s share of investment securities, as of December 31, 2009 (in thousands):

Investments at fair value:
Synthetic guaranteed investment contracts (“GICs”)
Underlying investments	$330,070
Wrapper contracts	188
Safeway Inc. common stock	146,217
Mutual Funds	516,229
Traditional guaranteed investment contracts	54,749
Common/collective trusts	453,707
Collective short-term investment fund (“STIF”)	3,200

Investment securities in Trust at fair value	$1,504,360

Plan’s interest in investment securities in Trust, at fair value	$136,449

Plan’s percentage interest in investment securities in Trust, at fair value	9.1%

The following presents the increase in the Master Trust’s assets, and the Plan’s share of the increase in the Master Trust’s assets, for the year ended December 31, 2009 (in thousands):

Investment income:
Dividends on Safeway Inc. common stock	$2,536
Net loss in market value of Safeway Inc. common stock	(16,745)
Income from common/collective trust and investment contracts:
Interest income	16,142
Net investment gain	59,465
Income from mutual funds:
Dividend income	12,707
Net investment gain	97,090

Increase in trust assets derived from investment activities	$171,195

Plan’s interest in Trust investment activities	$14,391

The Plan’s interest in the Master Trust’s investments that represent five percent or more of the Plan’s net assets available for benefits at year-end 2009 are as follows (in thousands):

SSGA S&P 500 Fund	$25,434
SEI Stable Asset Fund #190-783	15,762
State Street Bank #97044	12,753
CDC-IXISWR-1027-01	12,604
Monumental MDA #01004TR	12,584
PIMCO Total Return Fund	11,529
Chesapeake Core Growth Fund	10,593
American EuroPacific Growth Fund	7,248

The accounting guidance for fair value measurements defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires disclosures about fair value measurements. The guidance prioritizes the inputs for measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The level within the fair value hierarchy is based on the lowest level of any input which is deemed significant to the fair value measurement.

In accordance with the accounting guidance for fair value measurements, the table below includes the major categorization for debt and equity securities on the basis of nature and risk. Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2009 (in thousands):

		Master Trust Fair Value Measurements
Description	Total	Level 1	Level 2	Level 3
Synthetic GICs:
Underlying investments:
Collective STIF	$8,283	$—	$8,283	$—
Mortgage-and other-asset backed securities	158,167	—	158,167	—
U.S. government securities	143,882	67,995	75,887	—
Other securities	19,738	—	19,738	—
Wrapper contracts	188	—	—	188
Mutual funds:
Bond fund	169,426	169,426	—	—
Domestic stock funds	244,432	244,432	—	—
International stock fund	102,371	102,371	—	—
* Safeway Inc. common stock	146,217	146,217	—	—
Traditional GICs	54,749	—	54,749	—
** Common/collective trusts	453,707	—	453,707
* Collective STIF	3,200	—	3,200	—

Total Trust Assets	$1,504,360	$730,441	$773,731	$188

*	Represents a party-in-interest transaction (see Note 7)
**	Contains four securities totaling $8.3 million that represents party-in-interest transactions (see Note 7)

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2009 follows (in thousands):

	Synthetic GICs in Master Trust
	Underlying investments	Wrapper Contracts
Balance as of January 1, 2009	$2,602	$334
Additions, repayments, settlements, net	(2,120)	(38)
Transfers out of Level 3	(1,470)
Unrealized gains (losses)	988	(108)

Balance as of December 31, 2009	$—	$188

Below is a description of the valuation methodologies used for the fair value measurements.

Investment contracts. The fair value of investment contracts, including traditional and synthetic GICs, is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic GICs include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices or yields currently available on comparable securities of issuers with similar credit ratings. Synthetic GICs also include wrapper contracts which guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value.

Mutual funds. These investments are publicly traded investments which are valued using the Net Asset Value (“NAV”). The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

Safeway Inc. common stock. Safeway Inc. common stock is valued at the closing price as reported on the New York Stock Exchange Composite Tape.

Common/collective trusts (other then the SEI Stable Asset Fund). Common/collective trusts invest primarily in a pool of investments, including contracts that are issued by insurance companies and commercial banks and in contracts that are backed by high quality bonds, bond trusts and bond mutual funds. The overall fair value of the common/collective trusts are based on observable inputs.

Common collective trust (SEI Stable Asset Fund). These investments are valued based on the NAV of the underlying investments. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at a constant NAV of $1 per unit.

Participant loans. Participant loans are valued at amortized cost, which approximates fair value. These loans are secured by vested account balances of the borrowing participants. See Note 1.

4.	2008 FAIR VALUE MEASUREMENTS AND INVESTMENTS

For comparative purposes, the following information is provided for 2008, prior to the Plan participating in the Master Trust.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2008 (in thousands):

		Fair Value Measurements
Description	Total	Level 1	Level 2	Level 3
Mutual funds	$20,265	$20,265	$—	$—
Common/collective trusts	65,330	—	65,330	—
Safeway Inc. common stock	1,820	1,820	—	—
Participant loans	5,136	—	—	5,136

Total	$92,551	$22,085	$65,330	$5,136

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2008 follows (in thousands):

Participant Loans
Balance as of January 1, 2008	$5,529
Additions, repayments, settlements, net	(393)

Balance as of December 31, 2008	$5,136

The fair values of individual investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2008 were as follows (in thousands):

Safeway Inc. common stock	$65,330
PIMCO Total Return Fund	9,674
Chesapeake Core Growth Fund	7,662

During 2008, net depreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

Mutual funds	$(30,817)
Safeway Inc. common stock	(1,136)

Total depreciation in fair value of investments	$(31,953)

5.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 31, 2003 stating that the Plan and related trust, as then designed, is qualified under the Code. Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6.	INTEREST INCOME FUND

The Master Trust invests in GICs issued by insurance companies and other financial institutions and a common collective trust as part of the Interest Income Fund (the “Fund”). The GICs and common collective trust are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value in accordance with the FSP. The Fund invests in common collective trusts, traditional GICs and synthetic GICs, as described below:

Collective Short-Term Investment Fund—The Fund invests in the JPM Liquidity Fund, a collective short-term investment fund. The fund invests in traditional money market investments, with the goal of maximizing return consistent with the preservation of capital.

Common Collective Trusts—The Fund invests in the SEI Stable Asset Fund, a common collective trust. The beneficial interest of each participant is represented by units which are issued and redeemed daily at the constant NAV of $1 per unit. Distribution to the unit holders are declared daily from the net investment income and automatically reinvested in the SEI Stable Asset Fund on a monthly basis, when paid. Although it is not guaranteed, best efforts are used to maintain a constant NAV of $1 per unit.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the SEI Stable Asset Fund, plus earnings, less participant withdrawals and administrative expenses. Plan management believes that the occurrence of events that would cause the SEI Stable Asset Fund to transact at less than contract value is not probable.

Redemption Restrictions of the SEI Stable Asset Fund—the SEI Stable Asset Fund had redemption restrictions for participant-directed transfers to competing investment options, permitted participant withdrawals and transfers, and plan sponsor-directed withdrawals or liquidations.

•

Permitted participant withdrawals and transfers are typically processed daily, the Fund Trustee may request such evidence as it deems appropriate of entitlement to such withdrawal pursuant to certain procedures and may deny any application for withdrawal if satisfactory evidence is not provided.

•	Plan Sponsor directed withdrawals or liquidations require a 12 month advance written notice.

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest).

The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has four synthetic GICs each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjust the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

With regards to both traditional and synthetic GICs, certain potential events could limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below.

In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts was computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date. For 2009 the average yield for the Master Trust was 2.93%.

The average crediting interest rate was computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date. The average crediting interest rate for the Master Trust was 2.50% at December 31, 2009.

The portfolio holdings in the Master Trust at December 31, 2009 is shown below (in thousands):

	As of December 31, 2009
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalents:
JPM Liquidity Fund	AAA/Aaa	$3,200		$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 32173	AA-/Aa3	6,176		(174)
Metropolitan Life GAC 29497	AA-/Aa3	3,755		(109)
Metropolitan Life GAC 29850	AA-/Aa3	5,926		(427)
Monumental SV-04728-Q	AA-/Aa3	4,439		(420)
Monumental SV-04747-Q	AA-/Aa3	5,935		(494)
Pacific Life G-27325.01	AA-/Aa3	5,743		(328)
Principal Life 4-20469-4	A+/A1	7,487		(200)
Prudential GA 62069-211	AA-/Aa3	8,638		(562)
Prudential GA 62069-212	AA-/Aa3	4,417		(397)
Prudential GA 62121-211	AA-/Aa3	2,233		(51)
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	111,703		5,423
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	27,244	$—	439
Wrapper		—	91	—
CDC-IXIS WR-1027-01	AAA/Aaa	89,325	—	1,441
Wrapper		—	—	—
Monumental MDA #01004TR	AAA/Aaa	89,186	—	1,438
Wrapper		—	82	—
Monumental MDA #01008TR	AAA/Aaa	17,010	—	275
Wrapper		—	15	—
State Street Bank #97044	AAA/Aaa	90,381	—	1,459
Wrapper		—	—	—
State Street Bank #99002	AAA/Aaa	16,924	—	273
Wrapper		—	—	—

Total		$499,722	$188	$7,585

7.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2009 and 2008, the Plan received $30,344 and $31,836, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by J.P. Morgan Chase Bank N.A., trustee of the Plan and, prior to 2009, by Merrill Lynch, trustee of the Plan through December 31, 2008. As J.P. Morgan Retirement Plan Services provides recordkeeping services to the plan and, prior to 2009, Merrill Lynch provided recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to J.P. Morgan Retirement Plan Services for recordkeeping were $18,163 in 2009. Administrative fees paid to Merrill Lynch for recordkeeping were $81,637 in 2008.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

	December 31, 2009	December 31, 2008
Net assets available for benefits per the financial statements	$142,005	$128,867
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(1,070)	(6,437)

Net assets available for benefits per the Form 5500	$140,935	$122,430

	December 31, 2009	December 31, 2008
Increase (decrease) in net assets per the financial statements	$13,138	$(32,123)
Adjustment from contract to fair value for fully benefit-responsive investment contracts*	5,367	(4,678)

Net income (loss) per Form 5500*	$18,505	$(36,801)

*	2008 amounts have been adjusted to reflect amounts as ultimately reported on Form 5500 for the year ended December 31, 2008.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2009

(In thousands)

Current Value
Asset Name and Description
* Participant Loans (675 loans, interest rates ranging from 4.25% to 10.5%)	$4,512

TOTAL	$4,512

*	Represents a party-in-interest transaction.